Exhibit 10.2

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made and entered into on this 3rd day of January, 2008, between Quality Dairy Company, the address of which is 111 W. Mt. Hope, Lansing, MI 48910 (“Landlord”), and XG Sciences, Inc, the address of which is 5020 Northwind Dr., Suite 212, East Lansing, MI 48823, (“Tenant”) (jointly “the Parties).

1.           Leased Property. Landlord leases to Tenant, and Tenant rents from Landlord, approximately 6,600 square feet of building (commonly referred to as “Building C”) and the right to exclusively used an area approximately 16’ X 80’ of the parking lot adjacent to and directly north of the area of be leased located at the address of 2100 S. Washington Ave., Lansing, MI 48910 (which Premises are hereinafter referred to as the “Premises”), together with the non-exclusive right to use the common facilities such as parking areas, driveways, docks, adjoining spaces and other passages furnished by Landlord in common with Landlord, tenants and occupants (their agents, employees, customers and invitees) of the building and complex in which the Premises are located (which are hereinafter referred to as “Common Areas”). See Exhibit “A”.

2.          Lease Term. The Lease shall have a term of approximately six (6) months (the “Term”) commencing on January 15, 2008, (the “Commencement Date”) and ending on July 31, 2008.

3.          Use and Occupancy. Tenant shall use the Premises for business purposes that include development, manufacture and storage of its products and for no other purpose(s) without the prior written consent of Landlord. Tenant shall not use the Premises for any purpose, which is in contravention of any law, municipal ordinance or regulation Tenant shall not use or permit the use of the Premises in any manner that will tend to create waste or a nuisance. Tenant will likewise observe and comply with the requirements of all policies of public liability, fire and all other policies of insurance at any time in force with respect to the buildings and improvements on the Premises and the equipment thereon.

4.          Rent. Tenant hereby agrees to pay to Landlord, at the address of Landlord written above, or at such other place as Landlord may hereafter from time to time designate in writing, “Base Rent”, payable in monthly installments beginning on the Commencement Date and continuing for the remainder of the Term, in accordance with the following payment schedule:

Lease	Total Amount Due in Term	Installments
Six months	$12,798.50	$984.50 for January 15-31, 2008. $1,969.00 per month thereafter.

Monthly installments of Base Rent shall be paid in advance on the first day of each month during the Term without setoff, deduction or abatement, except as may be expressly set forth in this Lease. It is the purpose and intent of Landlord and Tenant that this Lease shall be absolutely net to Landlord and that Tenant shall pay, without notice or demand, and without abatement, deduction or set off, and hold harmless Landlord from and against, all Tenant costs of personal taxes, insurance premiums and expenses and obligations of every kind and nature whatsoever relating to the Premises which may arise or become due during the Term, except as otherwise expressly set forth in this Lease. In the event any monthly payment of Base Rent is not received

C.          Common Areas.

(a)          Tenant’s rights under this Lease include the use of the Common Areas of the Building and Premises.

(b)          All Common Areas, including the grounds, sidewalks and parking lots, and other facilities in or about the Building shall be subject to the control, and management of Landlord.

(c)          Landlord shall have the right to alter the Common Areas, if doing so, in Landlord’s reasonable judgment, it is necessary for the overall development of the Building, provided that such alterations do not have a material negative impact on the Tenant’s use of the Premises.

8.          Utilities, Janitorial, & Services. Landlord shall provided Tenant with an itemized invoice monthly for utility costs used in the Premise. The Tenant shall, within 30 days, pay Landlord for such services. Tenant shall contract for and timely pay for any gas, heat, light, power, electricity, fuel, telephone or other communication service, janitorial services, and all other utilities and services supplied to Tenant or used at or in servicing the Premises that are separately metered. Landlord shall not be liable to Tenant for any loss or damage to Tenant or its property resulting from burst, stopped or leaking utility lines that are within the Premises and service the Building, and Landlord shall not be liable to Tenant for damages or otherwise for any failure or interruption of any such utility or service furnished to the Premises. Should damage occur to utilities or services elsewhere on the grounds that effects the services provided to the Premises, that Landlord shall act promptly to remedy the damage.

Tenant shall pay the Landlord for snow removal, including loading dock, at $35.00 per snowfall over 2 inches, $9.05 per month for fire suppression availability, $13.75 per month or fire suppression monitoring, and $12.00 per month for each employee of Tenant who works the majority of their regular hours at the Premises.

9.          Real Estate Taxes and Assessments. Landlord will pay all real estate property taxes which are attributable to the Building and Premises and the land upon which the Building and Premises are located and which become due during the Term (collectively, the “Taxes”). Landlord warrants that there are no special assessments on the building at the commencement date of the lease. Tenant shall be responsible for paying any personal property taxes levied against Tenant’s personal property, equipment and trade fixtures located within the Premises or upon revenue generated within the Premises.

10.        Insurance and Indemnification.

A.          Tenant’s Insurance Requirements. Tenant shall at all times subsequent to the Commencement Date and during the Term, keep in full force and effect, at its sole cost and expense, with respect to the Building and Premises, the following types of insurance in the amounts specified:

(i)          Comprehensive public liability and property damage insurance with limits of liability not less than One Million ($1,000,000.00) Dollars per occurrence for bodily injury, personal injury or death, and $1,000,000.00 property damage per accident.

12.         Maintenance of Exterior Areas. Landlord is responsible for maintaining the exterior areas of the grounds including such things as lawn care and snow removal.

13.         Assignment and Subletting. Tenant may assign or transfer this Lease or sublet all or any part of the Premises upon obtaining the prior written consent of Landlord, which consent may not be unreasonably withheld by Landlord. Tenant may assign or sublease its interest to any related entity or affiliate of Tenant upon notification of Landlord and receipt and approval of agreement to sublet with sublease holder. In the event of any permitted assignment or transfer, Tenant shall remain fully liable to perform Tenant’s obligations under this Lease. No consent by Landlord to any assignment, transfer, or subletting on any one occasion shall be deemed a consent to any subsequent assignment, transfer, or subletting by Tenant or by any successors, assigns, transferees, mortgagees or sub lessees of Tenant. Tenant shall be obligated to pay any and all broker’s commissions or finder’s fees which may be due and owing as a result of any proposed assignment or sublease, regardless of whether or not Landlord elects to terminate this Lease in connection with such proposed assignment or sublease.

14.         Damage and Destruction. In the event the Premises or the Building is damaged or destroyed in whole or in part by fire or other insured casualty during the Term, Landlord shall repair and restore the Premises and Building to the same condition that the Premises or the Building were in prior to the fire or casualty with reasonable dispatch, provided that Landlord shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recoverable by Landlord or assigned to Landlord as a result of such damage. If the fire or other casualty renders all or a portion of the Premises untenable, the monthly installments of Base Rent shall be reduced in direct proportion to the amount of the Premises so damaged or destroyed until such time as the Premises is restored, provided that the fire or casualty is not attributable to the willful or negligent act or omission of Tenant, its employees or agents. In the event Landlord’s insurance proceeds are insufficient to restore the Premises and Building to its condition prior to the fire or casualty, Landlord may terminate this Lease upon thirty (30) days written notice to Tenant. If the Premises and Building cannot be restored within a period of one hundred eighty (180) days, as determined by Landlord in its reasonable discretion, Landlord shall have the right to terminate this Lease upon written notice to Tenant. Such notice shall be given to Tenant within thirty (30) days from the occurrence of such casualty. Tenant shall, at the Landlord’s cost and expense, remove such of its furniture and other belongings from the Building as Landlord shall require in order to repair and restore the Building and Premises. Landlord shall use reasonable discretion as to the extent of the untenability of the Building and of the time required for the repair and rebuilding of the same and no such damage or untenability shall be deemed either an actual or constructive eviction or result in any abatement of rent, except as provided in this Paragraph 14. Tenant shall give immediate notice to Landlord in case of fire or accident in the Premises. If Landlord is required or elects to repair or rebuild the Premises or Building as provided for above, Tenant shall promptly repair or replace its merchandise, trade fixtures, furnishings, equipment, personal property and leasehold improvements in a manner and to a condition equal to that existing prior to its damage or destruction. If Tenant shall use any part of the Premises for storage during the period of repair, Landlord shall have the right to charge Tenant for such storage at a rate not to exceed that set forth in Paragraph 3 above.

In the event the Building is damaged or destroyed to the extent of more than fifty (50%) percent of the value of the Building, Landlord may, in its sole discretion, elect to terminate this Lease upon in default. Tenant also agrees that any mortgagee or ground lessor may elect to treat this Lease as prior in time to its interest in the Premises, and in the event of such election and upon notification to Tenant to that effect, this Lease shall thereupon be deemed so prior, whether this Lease is, in fact, dated prior or subsequent to the date of such other interest. In the event Tenant fails to execute and deliver such instrument(s) evidencing the subordination of this Lease, then Landlord shall have the right to execute such instrument(s) on Tenant’s behalf, and Tenant hereby irrevocably appoints landlord as agent and attorney for the purpose of executing such instruments necessary to effectuate the foregoing.

C            Attornment. Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Building and/or Premises, or in the event any proceedings are brought for the foreclosure of such interest or in the event of exercise of the power of sale under any mortgage on the Building and/or Premises granted by Landlord, or for the eviction of Landlord under any underlying ground lease by Landlord, attorn to the purchaser-transferee and recognize such purchaser-transferee or lessor as the Landlord under this Lease, provided such mortgagee or transferee agrees not to disturb Tenant’s possession under this Lease, so long as Tenant is not in default.

17          Quiet Enjoyment. Upon Tenant’s payment of the rents and other charges required under this Lease, and Tenant’s performance of its obligations under this Lease, and subject to the terms and provisions of this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person acting through or under Landlord.

18          Bankruptcy. In the event the estate created hereby shall be taken in execution or by other process of law, or if Tenant shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy law, or if a receiver or trustee of the property of Tenant shall be appointed, or if any assignment shall be made of Tenant’s property for the benefit of creditors or if a petition shall be filed by or against Tenant seeking to have Tenant adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy law and such petition shall not be withdrawn and the proceedings dismissed within ninety (90) days after the filing of the petition, then and in any of such events, Landlord may terminate this Lease by written notice to Tenant. If, as a matter of law, Landlord has no right upon Tenant’s bankruptcy to terminate this Lease, then, if Tenant, as debtor, or its trustee, wishes to assume or assign this Lease, in addition to curing or adequately assuring the cure of all Tenant’s existing defaults under this Lease as of the date of filing of the proceeding (such assurances being defined below), Tenant, as debtor, or the trustee, as assignee, must also furnish adequate assurances of future performance under this Lease (as defined below). Adequate assurance of curing defaults means the posting with Landlord of a sum in cash sufficient to defray the cost of such a cure. Adequate assurance of future performance under this Lease means posting a deposit equal to three (3) months rent, including all other charges payable by Tenant under this Lease, and in the case of an assignee, assuring Landlord that the assignee is financially capable of assuming this Lease. In reorganization under Chapter 11 of the Bankruptcy Code, the debtor or trustee must assume this Lease or assign it within one hundred twenty (120) days from the filing of the proceeding, or he shall be deemed to have rejected and terminated this Lease.

19.         Landlord’s Remedies.

20.          Tenant’s Remedies.

(1)         If the Landlord default in the observance and performance of any terms or covenants required to be performed by it under this Lease and fails to correct such default, Tenant may, but shall not be obligated to, remedy the default and pay expenses and, if required, employ counsel in connection with such remedy. All sums expended and obligations, including reasonable attorney’s fees, incurred by Tenant to make such remedy shall be reimbursed by Landlord to Tenant upon written demand, and if Landlord fails to reimburse Tenant, Tenant may deduct such amount from subsequent installments of rent which become due to Landlord under this Lease.

(2)         In the event of any default by Landlord under this Lease, Tenant shall notify Landlord in writing of the default. Landlord shall have thirty (30) days to cure the default or additional reasonable time if Landlord is diligently pursuing correction of the default.

(3)         In the event that any current or future mortgagee of the Building notifies Tenant in writing of an address for Tenant to notify the mortgagee of any default, Tenant will also provide said mortgagee with a thirty (30) day written notice of the default prior to exercising its right to cure.

22.          Access by Landlord. Upon reasonable advance notice, Landlord shall have the right to enter the Premises at all reasonable times to examine, maintain, and make repairs to the portions of the Premises which must be maintained by Landlord and to show the Building to prospective lenders and/or purchasers during the last six (6) months of the Term. Due to the nature of the tenants business the Landlord will be escorted during such visits unless tenants agrees otherwise. Landlord shall use reasonable efforts to not unreasonably interrupt or interfere with the conduct of Tenant’s business in exercising its rights of access under this Paragraph 22. Landlord shall have immediate access to the Premises in the event Landlord has actual notice of any imminent threat of harm to persons or damage to property within the Premises. Landlord reserves the right to free access at all times to the roof of the Building and Landlord reserves the right to change the name of the building.

23.          Surrender of Building and Holding Over.

A.           On or before the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord the Premises, including all of Tenant’s alterations, additions, improvements and fixtures, broom clean and in good order and condition (subject to reasonable wear and tear) except for such improvements or fixtures which Tenant has the right to remove or is obligated to remove pursuant to Paragraph 6. Any property which Tenant fails to remove from the Premises shall be deemed to have been abandoned by Tenant and may be retained by Landlord as its property or removed and disposed of in such manner as Landlord sees fit, and Tenant shall be liable to Landlord for all costs and expenses incurred in connection with any such removal and disposal.

B.           In the event Tenant holds over following the termination of this Lease, the tenancy thereafter shall be from month to month in the absence of a written agreement to the contrary, and Tenant shall pay to Landlord a monthly rate equal to the monthly rental for the last lease year (plus all other charges payable by Tenant under this Lease). The foregoing is not intended to limit or waive Landlord’s right to damages for such illegal occupancy.

24.         Miscellaneous.

A.           Authority. Landlord and Tenant each represent to the other party that the person executing this Lease on behalf of such party is duly authorized to execute and deliver this Lease, and that each such party has taken all action necessary to authorize the execution and performance of its respective obligations under this Lease.

B.           Delays. Subject to Paragraph 2 above, in the event Landlord is delayed or prevented from the performance of any of its obligations under this Lease, by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, terrorism or other reason not within the reasonable control of Landlord, then the performance of such act shall be excused for the period of the delay, and the period for the performance of such act shall be extended for a period equivalent to the delay. The provisions of this Paragraph 24 shall not operate to excuse Tenant from prompt payment of rent, or any other payments required by the terms of this Lease.

C.           Transfer of Landlord’s Interest. In the event of any transfer or transfers of Landlord’s interest in the Building, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer.

D.           Recording. Tenant shall not record this Lease or any memorandum thereof without the prior written consent of Landlord.

E.            Liens. In the event any construction lien(s) shall be filed against the Building and/or Premises or Tenant’s leasehold interest as a result of the work undertaken by or on behalf of Tenant, Tenant shall promptly discharge such lien(s) by paying the indebtedness or by filing a bond as provided by statute and as acceptable to Landlord in its sole reasonable judgment. In the event Tenant fails to discharge such lien, Landlord shall have the right (but is not obligated) to discharge such lien or to file the statutorily required bond, and Tenant shall pay the cost of discharging such lien or the cost of such bond, whichever is applicable, as additional rent upon the first day that rent shall be next due, or if no rent is due, then within five (5) days following Landlord’s request therefore. Tenant agrees to pay all reasonable legal fees and other costs incurred by landlord because of any construction or other liens attributable to Tenant being placed upon the Premises, Building or that land upon which the Premises and Building are located.

F.           Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent or any other amounts due under this Lease shall be deemed to be other than on account of the earliest rent and/or other amounts due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment under this Lease be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to its right to recover the balance of the amount due hereunder or pursue any other remedy.

P.           Captions. The headings and captions used throughout this lease are for convenience and reference only and shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction or meaning of any provisions in this Lease. The words “Landlord” and “Tenant” wherever used in this Lease shall be construed to mean plural where necessary, and the necessary grammatical changes required to make the provisions hereof apply either to corporation, partnerships, or individuals, men or women, shall in all cases be assumed as though in each case fully expressed.

Q.          Validity. Submission of this instrument for examination does not constitute a reservation of the Premises. The instrument does not become effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

R.           Brokers. Any and all fees due to the agent in this process, CB Richard Ellis, will be paid by the Landlord. The tenant shall have no obligation to the agent.

S.           Applicable Law. This Lease, its interpretation and enforcement shall be governed by the laws of the State of Michigan.

T.           Waiver of Jury. Landlord and Tenant agree that, to the extent permitted by law, each shall and hereby does waive trial by jury in any action, proceeding or counterclaim brought by either party against the other on any matter whatsoever arising out of or in any way connected with this Lease.

U.           Pets. No animals or pets of any kind shall be kept on the Premises, other than those expressly permitted in writing by the Landlord. The Landlord shall have the right to request removal of any animal or pet on the Premises within seven (7) days after such request is made if the animal is on the Premises without written permission or, in the event that written permission has been previously granted, if such animal or pet is the subject of a complaint made to the Landlord by any other tenant or by any workman having a right to enter such Premises. In the event that the animal or pet is not removed within that time, the Landlord shall have the right to commence eviction proceedings against the Tenant.

V.          Judicial Interpretation. This Agreement has been negotiated by the parties and therefore shall be deemed to have been mutually drafted by them. Should any provision of this Agreement require interpretation, the court or arbitrator interpreting or construing same shall not apply a presumption that the terms shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared it.

W.          Environmental Documentation. Due to the nature of its business the Tenant may proceed with an assessment of the building and soil in the area of the Premises for the purpose of filing a Baseline Environmental Assessment (“BEA”). Tenant agrees to share findings with the Landlord prior to any contact with State or Local government units. After the timely review of the findings by the Landlord, and at the direction of the Landlord, the Tenant may either a) continue to file for a BEA or b) execute an Agreement, with the Landlord, satisfactory to the Tenant, to hold Tenant harmless from any environmental liability that may exist on or around the Premise, or c) failing may terminate this entire Agreement with no current or future liability. The Tenant is responsible for all costs of this testing and documentation.

Security Deposit. Tenant shall, concurrent with the execution of this Lease, deposit with Landlord a sum equal to one month’s Base Rent, which shall be retained as a security deposit for the performance of Tenant’s obligations under this Lease. If Tenant defaults in the performance of any of its obligations under this Lease, including, but not limited to, the payment of any rent or other sum payable by Tenant under this Lease, Landlord may, but shall not be required to, use or retain all or part of the security deposit for the payment of any such rent of other payment in default or for any other sum which Landlord may expend or be required to expend as a result of Tenant’s default, including any damages or remodeling costs incurred by Landlord in reletting the Building or Premises, whether such damages accrue before or after summary proceedings or other re-entry by Landlord. In the event the security deposit is utilized by Landlord, Tenant shall, within five (5) days following written request from Landlord, deposit with Landlord such additional funds as are necessary to restore the security deposit to the original amount set forth in this Paragraph 24. Landlord shall not be obligated to keep such security deposit as a separate fund and may commingle such security deposit with Landlord’s own funds. If Tenant fully performs its obligations under this Lease, the security deposit or any unused portion, shall be returned to Tenant within 30 days following the termination of this Lease. Tenant shall not be entitled to any interest on the security deposit- No mortgagee shall be responsible for the return of any security deposit, unless such mortgagee actually receives the security deposited under this Paragraph 24.

THIS LEASE AGREEMENT was executed on the day and year first above written.

LANDLORD:

Quality Dairy Company

/s/ Robert Inch	/s/ Alan Martin
Witness	By:

Its: V.P.

TENANTS:

XG Sciences, Inc

/s/ Robert Inch	/s/ Scott L. Murray
Witness	By:	Scott L. Murray

	Its:	Vice President

Approximately 16'x80' of parking lot
Loading Dock
"Premises" Approximately 6,600 sq ft.
MT. HOPE AVE
WASHINGTON AVE
51
111 W. MT. HOPE AVE. BLDG. 50
111 N.E.
BLDG. 52 (DIFFERENT OWNER)
COURT YARD
52B
2010 WASH.
2020 WASH. BLDG. 53C
BLDG. 53A
DOCKS
2100 S. WASHINGTON - BLDG. 53
WEST
CENTRAL
RAILWAY
EAST
BLDG. 58
BLDG. 53B
RAMP UP
BLDG. 57W
2110 WASH. BLDG. 57E
2120 WASH. BLDG. 60
Lease Agreement
Quality Dairy Company and
X G Sciences, Inc
Exhibit 'A'.
NORTH
OVERALL SITE PLAN
1" = 150'-0"
TU 3 NOV 1998
0' 20' 50' 100' 200'